EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-113763 of Bone Care International, Inc. on Form S-3 of our report dated August 1, 2003 relating to the financial statements of Bone Care International, Inc. as of and for the years ended June 30, 2003 and 2002, included in the Annual Report on Form 10-K of Bone Care International, Inc. for the year ended June 30, 2003, and to the use of our report dated August 1, 2003 relating to the financial statements of Bone Care International, Inc. as of and for the years ended June 30, 2003 and 2002, appearing in the Prospectus which is part of such Registration Statement (which reports express an unqualified opinion and include an explanatory paragraph concerning the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures). We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
May 10, 2004